AMERICAN GENERAL CORPORATION
               FORM 10-Q
For the Quarter Ended June 30, 1996




                                                                   Exhibit 11


                        COMPUTATION OF EARNINGS PER SHARE
                                    (Unaudited)
                        (In millions, except share data)

                                                        Six Months Ended
                                                            June 30,
                                                       1996          1995
Primary:

   Net income available to common stock .......           $ 337         $ 355

   Average shares outstanding
     Common stock .............................     205,773,050   204,797,065
     Assumed conversion of mandatorily
      convertible preferred stock .............       1,283,915             -
     Assumed exercise of stock options ........         605,758       396,104

       Total ..................................     207,662,723   205,193,169

   Net income per share .......................           $1.62         $1.73


Fully Diluted:

   Net income .................................           $ 337         $ 355
   Plus:  Net dividends on convertible
    preferred securities of subsidiary ........               5             1

       Net income available to common stock ...           $ 342         $ 356


   Average shares outstanding
     Common stock .............................     205,773,050   204,797,065
     Assumed conversion of convertible
      preferred securities of subsidiary ......       6,144,016     1,018,345
     Assumed conversion of mandatorily
      convertible preferred stock .............       1,553,624             -
     Assumed exercise of stock options ........         646,841       463,313

       Total ..................................     214,117,531   206,278,723

   Net income per share .......................           $1.60         $1.73
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